Exhibit 10.3

Director Compensation Summary

We currently pay our non-executive directors an annual retainer of $265,000 per year, $120,000 of which we may pay in cash and a minimum of $145,000 of which we pay in restricted stock.

In addition to the annual retainer described above:

•
Each non-executive director is entitled to receive (a) an annual fee in the amount of $30,000 for each board committee (other than the Executive Committee) for which that director serves as chair, and (b) an annual fee in the amount of $15,000 for each board committee (other than the Executive Committee) on which that director serves as a member but not as chair

•
The Chairman of the Board is entitled to receive an additional annual retainer of $225,000; the Chairman of the Board elected to waive receiving any fees for serving as a member or chair of a board committee

A director may elect to receive up to his or her entire annual retainer (plus the additional annual retainer amounts described above) in restricted stock.

Restricted stock received by non-executive directors vests on the day immediately prior to the first annual general meeting of shareholders at which directors are elected following the grant of the stock. However, if, prior to such vesting date, either (i) a change in control (as defined in the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended) of Assured Guaranty Ltd. occurs before the director terminates service on the Board or (ii) the director terminates service on the Board as a result of such director's death or disability, then the restricted stock will vest on the date of such change in control or the date of the director's termination of service, whichever is applicable. Grants of restricted stock receive cash dividends and have voting rights.

A non-executive director may not dispose of any shares acquired as compensation unless that director is in compliance with our Share Ownership Guideline, which requires that the non-executive director own, at a minimum, Common Shares with a market value of at least five times the maximum cash portion of the annual retainer before being permitted to dispose of any shares acquired as compensation. Vested restricted stock, vested restricted stock units (RSUs) and purchased stock count toward the Share Ownership Guideline.

The Company generally will not pay a fee for attendance at board or committee meetings, although the Chairman of the Board has the discretion to pay attendance fees of $2,000 in cash for extraordinary or special meetings.

May 2019